Exhibit 23.6

3006, Two Exchange Square, 8 Connaught Place, Hong Kong Tel: 852 2191 7566 Fax: 852 2191 7995 www.frostchina.com

11 January 2024

Ohmyhome Limited

11 Lorong 3 Toa Rayoh

#04-16/21, Jackson Square

Singapore 319579

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Ohmyhome Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed public offering (the “Proposed Public Offering”).

We hereby consent to the use of and references to our name and the inclusion of, summary of and reference to, information, data and statements from our research reports, market surveys and amendments thereto, including, but not limited to, the industry report titled “Market Study Report of Property Solutions in Singapore” (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the foregoing, (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections, as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus), (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings and/or submissions on Form 20-F, Form 6-K, other registration statements and other SEC filings or submissions (collectively, the “SEC Filings”), (iv) in any future offering documents, (v) in institutional and retail roadshows and other activities in connection with the Proposed Public Offering and other capital raising transactions, (vi) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (vii) in other publicity and marketing materials in connection with the Proposed Public Offering and other capital raising transactions.

We do not assume responsibility for updating our report as of any date subsequent to the date of the Reports and assume no responsibility for advising you of any changes with respect to any matters described in the report that may occur subsequently.

We further hereby consent to the filing of this consent letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

By:	/s/ Jessica Lau
Name:	Jessica Lau
Title:	Executive Director